As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CombinatoRx, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	04-3514457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 First Street

Sixteenth Floor

Cambridge, Massachusetts 02142

(617) 301-7000

(Address of principal executive offices, including zip code)

Nonqualified Deferred Compensation Plan

(Full title of the plan)

Alexis Borisy, A.M.

President and Chief Executive Officer

245 First Street

Sixteenth Floor

Cambridge, Massachusetts 02142

Phone: (617) 301-7000

Fax: (617) 301-7010

(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Jason Cole, Esq.

Senior Vice President and General Counsel

245 First Street

Sixteenth Floor

Cambridge, Massachusetts 02142

Phone: (617) 301-7000

Fax: (617) 301-7010

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$1,000,000	100%	$1,000,000	$30.70

(1)	The deferred compensation obligations to which this Registration Statement relates arise under the CombinatoRx, Incorporated Nonqualified Deferred Compensation Plan (the “Plan”) and are unsecured obligations of CombinatoRx, Incorporated to pay deferred compensation in the future in accordance with the terms of the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

PART I

Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The information called for in Part I of Form S-8 is not being prepared in accordance with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

CombinatoRx, Incorporated (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	The Registrant’s Proxy Statement on Schedule 14A filed with the SEC on April 23, 2007.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

(d)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 8, 2007, January 16, 2007, February 21, 2007, March 26, 2007, April 4, 2007, June 4, 2007, June 12, 2007 (2), June 14, 2007, June 28, 2007 (2), August 14, 2007, September 26, 2007, October 4, 2007, October 11, 2007, November 6, 2007 and November 8, 2007 (File No. 0-51171).

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

This Registration Statement relates to deferred compensation obligations (the “Deferred Compensation Obligations”) of the Registrant to be issued under the Registrant’s Nonqualified Deferred Compensation Plan (the “Plan”) after December 1, 2007. The Plan is a non-qualified deferred compensation program under the Internal Revenue Code, administered by the Registrant’s Compensation Committee (the “Plan Administrator”), in which highly compensated employees and selected managerial personnel of the Registrant may participate.

The principal features of the Plan may be summarized as follows:

Structure. The Plan will permit each participant, by prior irrevocable election, to defer up to 25% of his or her base salary and 100% of his or her cash bonuses earned each year.

Accounts. The Registrant will establish on its books a special account for each individual for whom compensation is deferred or to whom a company contribution is credited under the Plan. However, the Registrant’s obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation and rank on parity with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Registrant will be under no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the account balances maintained under the Plan. Although the Registrant has established a so-called “rabbi trust” in order to accumulate a reserve for satisfying its liabilities under the Plan, no participant will have any beneficial interest in those trust assets, and the assets will be available for the satisfaction of creditor claims in the event of the Registrant’s insolvency or bankruptcy. Accordingly, the Deferred Compensation Obligations registered hereunder shall be paid solely from the Registrant’s general assets.

The Registrant’s obligations under the Plan are not convertible into any other security of the Registrant and will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed with authority to take action with respect to such obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.

Matching Contributions. The Registrant may also credit to the account of each eligible participant who makes deferrals a matching contribution in an amount determined by the Plan Administrator; provided, that, unless the Plan Administrator determines otherwise the amount of the matching contributions for each eligible participant for each Plan year shall be equal to 100% of the deferrals contributed by the participant for such plan year, up to a maximum amount equal to: (i) four percent (4%) of each such participant’s compensation for such Plan year, less (ii) the amount of matching contributions made to the Registrant’s qualified 401(k) plan for such Plan year on behalf of such participant. In order to be eligible for a matching contribution for a given Plan year, a participant must be employed by the Registrant on the date the matching contribution is credited to the Plan, which is currently planned to be the January following a participant’s election, and have deferred the maximum amount permitted under Section 402(g) of the Internal Revenue Code under the Registrant’s tax-qualified Section 401(k) plan for such Plan Year.

Investment Return. The balance credited to each participant’s account under the Plan will be credited, at periodic intervals, with earnings that track the actual rate of return for such period realized by the benchmark investment fund or funds or index or indices selected by such participant from the range of notional investment vehicles offered under the Plan.

Vesting. The participant will at all times be vested in the portion of his or her account attributable to the compensation the participant has elected to defer under the Plan and any matching contributions after they are funded into the Plan. Any additional discretionary company contributions credited to the participant’s account will be subject to such vesting and distribution conditions and limitations as the Registrant may impose at those contributions are made.

Distribution. Each participant will be permitted to elect various distribution options with respect to his or her account balance under the Plan. The participant may make a separate election for each post-2007 calendar year for which he or she elects to defer compensation, and his or her account balance will be divided into a series of subaccounts to reflect each such separate election. The distribution event may be tied to: (i) the date of the participant’s separation from service, (ii) the date, if any, specified by the participant in his or her election, which date must be at least two calendar years following the calendar year to which the participant’s deferral election relates, or (iii) the earlier of the participant’s separation from service or such a specified date. The participant may elect to receive the distribution in one of the following forms: (i) a lump sum or (ii) a series of annual installments over a period of up to five years, or (iii) solely in connection with a distribution in connection with a separation from service, a series of annual installments over a ten-year period (provided, however, that the ten-year method of distribution will only be effective if a participant’s separation from service occurs after such participant has either attained age 65 or attained age 55 and completed five years of service to the registrant; otherwise). The participant will have the right to change the elected distribution event and/or method of distribution in effect for one or more of his or her subaccounts, subject to certain timing restrictions and minimum extended deferral periods set forth in the Plan. In the event of a participant’s death, his or her entire account balance will be paid in a lump sum to such participant’s designated beneficiary. Some or all of a participant’s account balance may be distributed prior to the time elected by the participant upon the incurrence by the participant of severe financial hardship as a result of certain extraordinary and unforeseeable events.

Distributions Upon a Change in Control. If elected by a participant at the time of initial eligibility for the Plan on a form prescribed by the Plan Administrator, all vested amounts credited to the participant’s account as of the date of the Change in Control shall be paid in a lump sum as soon as administratively possible, but no later than ninety (90) days following such Change-in-Control. In the Plan, a Change in Control of the Registrant is defined as the first to occur of any of the following:

(a) the date that any one person or persons acting as a group acquires ownership of Registrant stock constituting more than 50% of the total fair market value or total voting power of the Registrant;

(b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Registrant possessing thirty percent (30%) or more of the total voting power of the stock of the Registrant;

(c) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Registrant that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Registrant immediately prior to such acquisition; or

(d) the date that a majority of members of the Registrant’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or elections.

Transferability. A participant’s interest in his or her account balance under the Plan cannot be transferred or assigned, except to a designated beneficiary upon his or her death or pursuant to a domestic relations order.

Amendment / Termination. The Plan may be amended or terminated at any time, but (except in certain instances, when the Plan Administrator determines that amendments are necessary to avoid current taxation of amounts deferred under the Plan) no such plan amendment or termination will adversely affect the benefits which the participants have accrued to date under the Plan or otherwise reduce the then outstanding balances credited to the participants’ accounts or adversely affect the distribution provisions applicable to those accounts. Otherwise, the Registrant’s obligations under the Plan are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the Deferred Compensation Obligations registered hereby has been passed upon for the Registrant by Jason F. Cole, Esq., Senior Vice President and General Counsel of the Registrant. Mr. Cole is an executive officer of the Registrant and is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our restated certificate of incorporation provides that our directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our restated certificate of incorporation provides that we shall indemnify our directors to the full extent permitted by the laws of the State of Delaware.

Our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, we have entered into indemnification agreements with each of our non-employee directors that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit

4.1*	Nonqualified Deferred Compensation Plan, effective December 1, 2007.

4.2	Sixth Amended and Restated Certificate of Incorporation of CombinatoRx, Incorporated (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1, as amended, No. 333-121173, and incorporated herein by reference).

4.3	Amended and Restated By-laws of CombinatoRx, Incorporated (previously filed as Exhibit 3.1 to the Current Report on Form 8-K, as filed with the SEC on June 4, 2007, and incorporated herein by reference).

5.1*	Opinion of Jason F. Cole, Esq.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Jason F. Cole, Esq. (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, The Commonwealth of Massachusetts, on this 30th day of November, 2007.

COMBINATORX, INCORPORATED

By:	/s/ Robert Forrester
Name:	Robert Forrester
Title:	EVP and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of CombinatoRx, Incorporated, a Delaware corporation, do hereby constitute and appoint Alexis Borisy, Robert Forrester and Jason Cole or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Alexis Borisy Alexis Borisy	President, Chief Executive Officer and Director	November 30, 2007

/s/ Robert Forrester Robert Forrester	EVP and Chief Financial Officer	November 30, 2007

/s/ Sally W. Crawford Sally W. Crawford	Director	November 30, 2007

/s/ Barbara Deptula Barbara Deptula	Director	November 30, 2007

/s/ Patrick Fortune Patrick Fortune	Director	November 30, 2007

/s/ Frank Haydu Frank Haydu	Director	November 30, 2007

/s/ Michael Kauffman Michael Kauffman	Director	November 30, 2007

/s/ W. James O’Shea W. James O’Shea	Director	November 30, 2007

/s/ Richard Pops Richard Pops	Director	November 30, 2007

EXHIBIT INDEX

4.1*	Nonqualified Deferred Compensation Plan, effective December 1, 2007.

4.2	Sixth Amended and Restated Certificate of Incorporation of CombinatoRx, Incorporated (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1, as amended, No. 333-121173, and incorporated herein by reference).

4.3	Amended and Restated By-laws of CombinatoRx, Incorporated (previously filed as Exhibit 3.1 to the Current Report on Form 8-K, as filed with the SEC on June 4, 2007, and incorporated herein by reference).

5.1*	Opinion of Jason F. Cole, Esq.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Jason F. Cole, Esq. (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney. (included on the signature page to this Registration Statement).

*	Filed herewith.